Exhibit 10.5

Name:	[●]
Number of Restricted Stock Units subject to Award:	[●]
Date of Grant:	[●]

TRINSEO S.A.

2014 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) granted by Trinseo S.A. (the “Company”) to the undersigned (the “Grantee”) pursuant to the Trinseo S.A. 2014 Omnibus Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.        Grant of Restricted Stock Units.  On the date of grant set forth above (the “Grant Date”) the Company granted to the Grantee an award consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The grant of the Restricted Stock Units is a one-time benefit and does not create any contractual or other right for the Grantee to receive a grant of restricted stock units or benefits in lieu of restricted stock units in the future.

The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares of Stock to the Grantee (if any). The Grantee is not entitled to vote any shares of Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder. The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are delivered under this Award.

2.        Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.        Dividend Equivalents.  During the period beginning on the Grant Date and ending on the date that shares of Stock are issued in settlement of vested Restricted Stock Units, the Grantee will accrue dividend equivalents on the Restricted Stock Units equal to any cash dividend or cash distribution that would have been paid on the Restricted Stock Unit had that Restricted Stock Unit been an issued and outstanding share of Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Unit to which they relate (and will be payable with respect to any shares of Stock that are issued or that are withheld pursuant to Section 8 in order to satisfy Grantee’s Tax-Related Items), (ii) will be denominated and payable solely in cash and paid in such manner as the Company deems appropriate, and (iii) will not bear or accrue interest. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes as provided in Section 8. Upon the forfeiture of the Restricted Stock Units, any accrued dividend equivalents attributable to such Restricted Stock Units will also be forfeited.

4.        Vesting, etc.

(a)       The Award shall vest in full as to 100% of the Restricted Stock Units subject to the Award on the third anniversary of the Grant Date (“Vesting Date”), subject to the Grantee’s continued Employment with the Company through such date.  Except as provided in sections (b) and (c) below, if the Grantee’s Employment with the Company terminates for any reason prior to the Vesting Date, the Award will be automatically and immediately forfeited upon such termination.

(b)       If the Grantee’s Employment terminates due to his or her Retirement (as defined below) or death or is terminated by the Company other than for Cause or due to his or her Permanent Disability, in each case, prior to the Vesting Date, the Award, to the extent then outstanding, will be treated as follows:

i.    If the Grantee’s Employment terminates as a result of the Grantee’s Retirement (as defined below), upon such termination the Award will vest in an amount equal to (A) the total number of Restricted Stock Units subject to the Award that the Grantee would have vested in had the Grantee remained in continuous Employment through the Vesting Date, multiplied by (B) a fraction, the numerator of which is the number of full months occurring between the Grant Date and the date of Grantee’s Retirement, and the denominator of which is thirty-six (36).  For purposes hereunder, “Retirement” means a retirement from active Employment after the Grantee has attained age 55 with at least 10 years of continuous service with the Company, or its predecessor entity, The Dow Chemical Company, or any of its subsidiaries, or as defined in the Grantee's employment or other agreement with the Company.

ii.   If the Grantee’s Employment is terminated due to his or her death or by the Company due to his or her Permanent Disability, upon such termination, the Award will immediately vest in full as to the total number of Restricted Stock Units subject to the Award.

iii.  If the Grantee’s Employment is terminated by the Company other than for Cause in connection with a restructuring or redundancy, as determined by the Company, upon such termination, the Award will vest in an amount equal to (A) the total number of Restricted Stock Units subject to the Award that the Grantee would have vested in had the Grantee remained in continuous Employment through the Vesting Date, multiplied by (B) a fraction, the numerator of which is the number of full months occurring between the Grant Date and the Grantee’s date of Employment termination, and the denominator of which is thirty-six (36).

(c)        If, within the twenty-four (24)-month period following the occurrence of a Change in Control (as defined below), the Grantee’s Employment is terminated by the Company other than for Cause, upon such termination and in lieu of the treatment provided for in Section 4(b)(iii) above, the Award, to the extent then outstanding, will immediately vest in full as to the total number of Restricted Stock Units subject to the Award.

i.    For purposes of this Agreement, “Change in Control” means the first to occur of any of the following events:

1.   an event in which any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;

2.   the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (1) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing 50% or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

3.   the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, to the extent any amount constituting “nonqualified deferred compensation” subject to Section 409A would become payable under the Award by reason of a Change in Control, it shall become payable only if the event or circumstances constituting the Change in Control would also constitute a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, within the meaning of subsection (a)(2)(A)(v) of Section 409A and the Treasury Regulations thereunder.

5.        Delivery of Stock.  Subject to Section 9(b), the Company shall, as soon as practicable upon the vesting of the Restricted Stock Units or any portion thereof as provided in Section 4(a), (b) or (c) of this Agreement (but in no event later than thirty (30) days following the date on which such Restricted Stock Units, or any portion thereof, vest) effect delivery of the Stock with respect to such vested Restricted Stock Units, or any portion thereof, to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s beneficiary, which for purposes hereunder shall be (a) if permitted by the Administrator, the person(s) who has been designated by the Grantee in writing in a form and manner acceptable to the Administrator to receive the Award in the event of the Grantee’s death or (b) in the event no beneficiary designation has been made by the Grantee, the Grantee’s estate).  No Stock will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Stock have been complied with to the satisfaction of the Administrator, including, for the avoidance of doubt to the extent required by Luxembourg law, the payment by the Grantee to the Company of an amount in cash equal to the aggregate par value of the shares of Stock to be delivered in respect of the vested Restricted Stock Units on, or within thirty (30) days of, the vesting of the Restricted Stock Units.  The actual amount the Grantee will be required to pay will be determined at the time that the Award vests based on the par value of the Company’s Stock on the Vesting Date.

6.        Forfeiture; Recovery of Compensation. By accepting the Award the Grantee expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Award or to any Stock acquired under the Award or any proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 11 of this Agreement.

7.        Nontransferability.  Neither the Award nor the Restricted Stock Units may be transferred except at death in accordance with Section 6(a)(3) of the Plan.

8.        Responsibility for Taxes & Withholding.  Regardless of any action the Company or any of its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its Affiliates.  The Grantee further acknowledges that the Company and/or its Affiliates (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect to the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock acquired pursuant to such issuance and the receipt of any dividends and/or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of any Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Grantee becomes subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Grantee acknowledges that Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Affiliates to satisfy all Tax-Related Items.  In this regard, the Grantee authorizes the Company and/or its Affiliates, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i)    withholding from the Grantee’s wages/salary or other cash compensation paid to the Grantee by the Company and/or its Affiliates; or

(ii)   withholding from proceeds of the Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); or

(iii)  withholding in Stock to be issued upon vesting/settlement of the Restricted Stock Units provided, however, that if the Grantee is a Section 16 officer of the Company under the U.S. Securities and Exchange Act of 1934, as amended, then the Company will withhold in shares of Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i) and (ii) above.

To avoid negative accounting treatment, the Company and/or its Affiliates may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Stock, for tax purposes, the Grantee is deemed to have been issued the full number of shares of Stock attributable to the vested Restricted Stock Units, notwithstanding that a number of share are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

The Grantee shall pay to the Company and/or its Affiliates any amount of Tax-Related Items that the Company and/or its Affiliates may be required to withhold or account for as a result of the Grantee’s participation in the Plan that will not for any reason be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.

By accepting this grant of Restricted Stock Units, the Grantee expressly consents to the methods of withholding Tax-Related Items by the Company and/or its Affiliates as set forth herein, including the withholding of Stock and the withholding from the Grantee's wages/salary or other amounts payable to the Grantee.  All other Tax-Related Items related to the Restricted Stock Units and any Stock delivered in satisfaction thereof are the Grantee's sole responsibility.

9.         Other Tax Matters.

(a)       The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” under U.S. federal tax laws with respect to the Award.

(b)       If, at the time of the Grantee’s termination of employment, the Grantee is a “specified employee,” as defined below, to the extent required by Section 409A, any and all amounts payable on account of the Grantee’s separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Grantee’s death.  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation section 1.409A-1(i).  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

10.       Effect on Employment.  Neither the grant of the Restricted Stock Units, nor the delivery of Stock upon vesting of any portion thereof, will give the Grantee any right to be retained in the employ or service of the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

11.       Acknowledgements.  By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the Restricted Stock Units are subject in all respects to, the terms of the Plan.    The Grantee further acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (ii) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

12.       Authorization to Release and Transfer Necessary Personal Information.  The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data by and among, as applicable, the Company and the Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company and the Affiliates may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Restricted Stock Units and/or Stock held and the details of all Restricted Stock Units or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding for the purpose of implementing, administering and managing the Grantee’s participation in the Plan (the “Data”).  The Grantee understands that the Data may be transferred to the Company or any of the Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that any recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of Restricted Stock Units under the Plan or with whom Stock acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of such Stock may be deposited.  Furthermore, the Grantee acknowledges and understands that the transfer of the Data to the Company or the Affiliates or to any third parties is necessary for his or her participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan.  The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein by contacting his or her local human resources representative in writing.  The Grantee further acknowledges that withdrawal of consent may affect his or her ability to vest in or realize benefits from the Restricted Stock Units, and his or her ability to participate in the Plan.  For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

13.       Electronic Delivery and Execution.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, prospectus and prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered under the Plan. The Grantee understands that, unless revoked by the Grantee by giving written notice to the Company pursuant to the Plan, this consent will be effective for the duration of the Agreement. The Grantee also understands that he or she will have the right at any time to request that the Company deliver written copies of any and all materials referred to above. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agree that his or her electronic signature is the same as, and will have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be affected by a third party engaged by the Company to provide administrative services related to the Plan.

14.       Appendix.  Notwithstanding any provision of the Agreement to the contrary, this Restricted Stock Unit grant and the Stock acquired under the Plan shall be subject to any and all special terms and provisions as set forth in the Appendix, if any, for the Grantee’s country of residence (and country of employment, if different).

15.       Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

TRINSEO S.A.

By:
	Name:	Christopher D. Pappas
	Title:	President and Chief Executive Officer

Dated: [DATE]

Acknowledged and Agreed:

By
[Grantee’s Name]

Signature Page to Restricted Stock Unit Agreement

COUNTRY APPENDIX

ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED STOCK UNIT AGREEMENT

This Country Appendix (“Appendix”) includes the following additional terms and conditions that govern the Grantee’s Restricted Stock Unit Award for all Grantees that reside and/or work outside of the United States.

Notifications

This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2017.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Stock is delivered in settlement of the Restricted Stock Units, or the Grantee sells any Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Affiliates, nor the Administrator is in a position to assure the Grantee of a particular result.  Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.

Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.

Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language.  The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Unit Award, be drawn up in English.  If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Restricted Stock Unit Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws; Insider Trading.  The Grantee agrees, as a condition of the grant of the Restricted Stock Unit Award, to repatriate all payments attributable to the Award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Stock acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to Grantee.  The Company and the Administrator reserve the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock Units and on any Stock acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Affiliates or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.  Further, the Grantee agrees to take any and all actions as may be required to comply with Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee. Finally, depending on Grantee's country of residence, Grantee may be subject to insider trading restrictions or market abuse laws, which may affect Grantee's ability to acquire or sell Stock or rights to Stock (e.g., restricted stock units) under the Plan during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee's country).  Any restrictions under these insider trading or market abuse laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Neither the Company, nor its Affiliates will be liable for any fines or penalties that Grantee may incur as a result of Grantee's failure to comply with any applicable laws.  Grantee should be aware that securities, exchange control, insider trading and other laws may change frequently and often without notice.  Grantee is hereby advised to confirm the legal obligations that may arise from Grantee's participation in the Plan with a qualified advisor.

Commercial Relationship.  The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Award grant does not constitute an employment relationship between the Grantee and the Company.  The Grantee has been granted Restricted Stock Units as a consequence of the commercial relationship between the Company and the Company’s Affiliate that employs the Grantee, and the Company’s Affiliate the Grantee’s sole employer.  Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Affiliate that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Affiliate that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Affiliate that employs the Grantee.

Private Placement.  The grant of the Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Stock Unit Award is not subject to the supervision of the local securities authorities.

Additional Acknowledgements.    The GRANTEE also acknowledges and agrees to the following:

•The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

•All decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company.

•The future value of the Stock is unknown and cannot be predicted with certainty.

•The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation or salary for any purpose and are not intended to replace any pension rights or compensation.

•Grantee's participation in the Plan is voluntary.

•No claim or entitlement to compensation or damages arises from the forfeiture of the Award or any of the Restricted Stock Units, the termination of the Plan, or the diminution in value of the Restricted Stock Units or Stock, and the Grantee irrevocably releases the Company, its Affiliates, the Administrator and their affiliates from any such claim that may arise.

•The Award and the Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

•Unless otherwise agreed with the Company in writing, the Award and the Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Grantee may provide as a director of the Company or its Affiliates.

•Neither the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between Grantee's local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Stock acquired upon settlement.

•None of the Company, its Affiliates, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Restricted Stock Units, or the Grantee’s acquisition or sale of the Stock delivered in settlement of the Restricted Stock Units.  The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

BELGIUM

Notifications

Exchange Control Information.  The Grantee is required to report any securities (e.g., Stock) or bank accounts opened and maintained outside Belgium on his or her annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium.

FRANCE

Notifications

Use of English Language.  Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Award Not French Qualified.  The Grantee understands and acknowledges that the Restricted Stock Units granted under this Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended.

Exchange Control Information.  If the Grantee retains Stock acquired under the Plan outside of France or maintains a foreign ban account, the Grantee is required to report such to the French tax authorities when filing the Grantee's annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank.  If the Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of the Stock acquired under the Plan, the bank will make the report for the Grantee.

HONG KONG

Terms and Conditions

Warning:  The Restricted Stock Unit Award and any Stock issued pursuant to the settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Affiliates.  The Agreement, the Plan, and any rules, procedures, forms or other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Award and any related documentation are intended only for the personal use of each eligible employee of the Company or its Affiliates and may not be distributed to any other person.  If the Grantee is in any doubt about any of the contents of the Agreement, the Plan, or any rules, procedures or forms, the Grantee should obtain independent professional advice.

Settlement of Restricted Stock Units.  In the event that any of the Restricted Stock Units are settled within six months of the Grant Date, the Grantee agrees that the Grantee (or his / her beneficiary) will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

Wages.  The Restricted Stock Unit Award and Shares underlying the Restricted Stock Unit Award do not form part of the Grantee's wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

INDIA

Notifications

Exchange Control Information.    The Grantee understands that he or she must repatriate any proceeds from the sale of Stock and any cash dividends or dividend equivalents acquired under the Plan to India and convert the proceeds into local currency within 90 days or 180 days of receipt, respectively.  The Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Grantee deposits the foreign currency.  The Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Grantee's employer requests proof of repatriation.  The Grantee is responsible for complying with applicable exchange control laws in India.

INDONESIA

Notifications

Exchange Control Information.  If the Grantee remits funds (including proceeds from the sale of Stock) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to Bank Indonesia for statistical reporting purposes.  For transactions of US$10,000 or more, a more detailed description of the transaction must be included in the report and the Grantee may be required to provide information about the transaction (e.g., the relationship between the Grantee and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report. In addition, the Grantee may be required to provide Bank Indonesia with information on foreign exchange activities, which may include Stock held outside Indonesia, on a monthly basis. The reporting should be completed online through Bank Indonesia's website, by no later than the 15th day of the following month.

NETHERLANDS

Notifications

Securities Law Information.  The Grantee should be aware of Dutch insider trading rules which may impact the sale of Stock issued to the Grantee upon settlement of the Restricted Stock Units.  In particular, the Grantee may be prohibited from effectuating certain transactions if the Grantee has inside information about the Company.  Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands.  “Insider information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price.  The insider could be any employee of a Affiliate in the Netherlands who has inside information as described herein.  Given the broad scope of the definition of inside information, certain employees working at the Company’s Affiliate in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.  If the Grantee is uncertain whether the insider-trading rules apply to the Grantee, the Grantee should consult his personal legal advisor.

SINGAPORE

Notifications

Securities Law Information. The Restricted Stock Units are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).  The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.  The Grantee should note that the Grantee’s Restricted Stock Units are subject to section 257 of the SFA and the Grantee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of Stock unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification.  If the Grantee is the chief executive officer (“CEO”) or a director, alternate director, substitute director or shadow director of a Singapore subsidiary, the Grantee must notify the Singapore subsidiary in writing within two (2) business days of (i) becoming the registered holder of or acquiring an interest (e.g., Restricted Stock Units, Stocks, etc.) in the Company or any of its subsidiary, or becoming the CEO, alternate director, substitute director or shadow director (as the case may be), whichever occurs last, or (ii) any change in a previously disclosed interest (e.g., sale of Stocks).

SPAIN

Notifications

Securities Law Information.  No “offer of securities to the public,” within the meaning of Spanish law, has taken place or will take place in the Spanish territory in connection with the Plan or Restricted Stock Unit.  The Plan, the Agreement (including this Appendix) and any other documents evidencing the grant of the Restricted Stock Units have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information.  The acquisition, ownership and sale of Stock under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness.  Generally, the declaration must be made in January for Stock acquired or sold during (or owned as of December 31 of) the prior year.  The Grantee may also be required to declare any securities accounts (including brokerage accounts held abroad) depending on the value of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.

When receiving foreign currency payments derived from the ownership of Stock (i.e., dividends or sale proceeds) exceeding €50,000, the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made.  The Grantee will need to provide the institution with the following information: (i) the Grantee’s name, address, and tax identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.  After such foreign currency payments are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000.  If reporting is required, the Grantee must file the report on form 720 by March 31 following the end of the relevant year.

The Grantee is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Grantee as a result of participation in the Plan, the acquisition and/or sale of the Stock and/or the transfer of funds in connection with the award.  The Grantee should consult his or her legal advisor to confirm the current reporting requirements when he or she acquires Stock, sells Stock and/or transfers any funds related to the Plan to Spain.

Terms and Conditions

Nature of Award.  In accepting the grant of Restricted Stock Units, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis.  Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Stock acquired upon lapse of the restrictions relating to the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Restricted Stock Units shall be null and void.

SWITZERLAND

Notifications

Securities Law Information.  The Restricted Stock Units are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations (ii) may be publicly distributed nor otherwise made publicly available in Switzerland  or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Authority (FINMA).

TAIWAN

Notifications

Exchange Control Information.  The Grantee may acquire and remit foreign currency (including proceeds from the sale of Stock) up to US$5,000,000 per year without justification.  If the transaction amount is TWD500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form.  If the transaction amount is US$500,000 or more in a single transaction, the Grantee must also provide supporting documentation to the satisfaction of the remitting bank.

Terms and Conditions

Data Privacy.  In addition to the consent to the collection, use and transfer of Data as described in Section 12 of the Agreement, upon request of the Company or an employing Affiliate, the Grantee agrees to provide any other executed data privacy consent form (or any other agreements or consents that may be required by the Company or the employing Affiliate) should the Company and/or the employing Affiliate deem such agreement or consent necessary under applicable data privacy laws, either now or in the future.  The Grantee understands the he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

TURKEY

Notifications

Securities Law Information.  Under Turkish law, the Grantee is not permitted to sell any Stock under the Plan in Turkey.  The Stock is currently traded on the New York Stock Exchange (“NYSE”), under the ticker symbol “TSE” and the Stock may be sold through this exchange.

UNITED KINGDOM

Terms and Conditions

Tax Loan.  Notwithstanding any provisions in the Agreement, if payment or withholding of the income tax due in connection with the Restricted Stock Units is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax paid by the Grantee's employer shall constitute a loan owed to employer by the Grantee, effective as of the Due Date.  The Grantee acknowledges and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Grantee's employer may recover it at any time thereafter by any of the means referred to the Agreement or otherwise.  Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Grantee shall not be eligible for a loan from the Company or the Grantee's employer to cover the income tax liability.  In the event that the Grantee is a director or executive officer of the Company and the income tax is not collected from or paid by the Grantee by the Due Date, the payment of any uncollected income tax and employee national insurance contributions (“NICs”) by the Grantee's employer may constitute a benefit to the Grantee (the “Tax Benefit”) on which additional income tax and NICs will be payable.  If the Grantee is a director or executive officer of the Company, the Grantee will be responsible for paying and reporting any income tax due on the Tax Benefit directly to HMRC under the self-assessment regime, and the Grantee's employer will hold the Grantee liable for the Tax Benefit and the cost of any employee NICs due on the Tax Benefit that the Company or the Grantee's employer was obligated to pay and paid.  The Company or the Grantee's employer (as applicable) may recover the Tax Benefit and the cost of any such employee NICs from the Grantee at any time by any of the means referred to in the Agreement.

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